                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37231
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 24, 1997)

                                                        [LOGO]
U.S.$2,000,000,000
FLEET FINANCIAL GROUP, INC.
SENIOR MEDIUM-TERM NOTES, SERIES L
SUBORDINATED MEDIUM-TERM NOTES, SERIES M
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fleet Financial Group, Inc. ("Fleet") may offer from time to time up to U.S.$2,000,000,000 aggregate initial offering price of its Senior Medium-Term Notes, Series L (the "Senior Notes") and its Subordinated Medium-Term Notes, Series M (the "Subordinated Notes", and together with the Senior Notes, collectively the "Notes") or its equivalent in foreign currencies or currency units, subject to reduction from time to time after the date hereof at the option of Fleet including as a result of the sale of other Securities of Fleet under the accompanying Prospectus (the "Base Prospectus") to which this Prospectus Supplement relates. Each Note will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by Fleet and may be subject to redemption or repayment prior to maturity. In addition to the Notes being offered hereby (the "Registered Notes"), Fleet may offer Notes in bearer form (the "Bearer Notes") in a concurrent non-United States offering. A separate Prospectus Supplement will be used for any such offering of Bearer Notes. Any Bearer Notes so offered and sold will reduce correspondingly the principal amount of Registered Notes which may be offered by this Prospectus Supplement and the Base Prospectus. The Registered Notes will be denominated in a currency (the "Specified Currency") which may be U.S. dollars or such foreign currency or currency unit as may be designated by Fleet. Unless otherwise specified, the Registered Notes will be issued in denominations of U.S.$1,000 and any larger amount that is an integral multiple of U.S.$1,000 or, if denominated in a Specified Currency other than U.S. dollars, as set forth in the applicable pricing supplement (the "Pricing Supplement"). Each Registered Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note"). The redemption and repayment provisions, if any, for any Registered Note will be set forth in a Pricing Supplement.

The Subordinated Notes are subordinated as set forth in the Base Prospectus under "Description of Debt Securities--Subordinated Debt Securities". Payment of principal of the Subordinated Notes may be accelerated only in the case of the bankruptcy or reorganization of Fleet. There is no right of acceleration in the case of a default in the payment of interest on the Subordinated Notes or in the performance of any other covenant of Fleet. See "Subordinated Debt Securities" in the Base Prospectus.

Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes is payable each May 1 and November 1 and at maturity or upon earlier redemption or repayment. Interest on Floating Rate Notes is payable on the dates specified therein and in the applicable Pricing Supplement. The interest rate or interest rate formula, initial interest rate, as applicable, and redemption provisions, if any, on each Note will be established by Fleet at the date of issuance of such Note and will be set forth thereon and specified in a Pricing Supplement to this Prospectus Supplement. Interest rates and interest rate formulas are subject to change by Fleet, but no change will affect any Notes already issued or as to which an offer to purchase has been accepted by Fleet. Each Floating Rate Note will bear interest at a rate determined by reference to one or more interest rate bases (each, a "Base Rate") which will be determined by reference to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or the 11th District Cost of Funds Rate, in each case, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Floating Rate Note. See "Description of Registered Notes".

Unless otherwise specified in the Pricing Supplement, each Registered Note will be issued only in book-entry form, subject to certain limitations listed herein, and will be represented by a global security (a "Global Security") registered in the name of a nominee of The Depository Trust Company, New York, New York, as depository (the "Depository"), or other depository (a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfer thereof will be effected only through, records maintained by the Depository or its nominee and its participants.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
 AN INVESTMENT IN CERTAIN NOTES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE S-2.

THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), BANK INSURANCE FUND OR ANY GOVERNMENT AGENCY.
                       ----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      PRICE TO                 AGENTS' DISCOUNTS            PROCEEDS TO
                                      PUBLIC(1)               AND COMMISSIONS(2)            FLEET(2)(3)
Per Note...................           100.000%                    .125%-.750%             99.875%-99.250%
Total(4)...................        $2,000,000,000           $2,500,000-$15,000,000     $1,997,500,000-$1,985,000,000

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) Fleet will pay a commission to Fleet National Bank, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Salomon Brothers Inc or UBS Securities LLC (the "Agents"), depending upon maturity of the Registered Notes, ranging from .125% to .750% of the principal amount of any Registered Note sold through the Agents. Fleet may also sell Registered Notes to the Agents (other than Fleet National Bank) acting as principal, at a discount for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agents, or, if so agreed, at a fixed public offering price. With respect to Registered Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission (or discount) will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, any Registered Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Registered Note of identical maturity. No commission will be payable on any sales made directly by Fleet. See "Plan of Distribution."
(3) Before deducting other expenses payable by Fleet estimated at up to $150,000, including reimbursement of the Agents' expenses.
(4) Or the equivalent thereof in Specified Currencies other than U.S. dollars.
                       ----------------------------------

    The Registered Notes are being offered on a continuing basis by Fleet through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Registered Notes. Fleet may also sell Registered Notes to any Agent (other than Fleet National Bank) acting as principal for resale to one or more investors and other purchasers. Fleet also may sell Notes directly to investors in those jurisdictions where it is authorized to do so. No commission will be payable nor will a discount be allowed on any direct sales by Fleet. The Registered Notes will not be listed on any securities exchange, and there can be no assurance that the Registered Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Registered Notes. Fleet reserves the right to withdraw, cancel or modify the offer made hereby without notice. Fleet or any Agent may reject any offer to purchase Registered Notes, in whole or in part. See "Plan of Distribution".
                       ----------------------------------
FLEET NATIONAL BANK
            GOLDMAN, SACHS & CO.
                        MERRILL LYNCH & CO.
                                     J.P. MORGAN & CO.
                                                 SALOMON BROTHERS INC

                       ----------------------------------     UBS SECURITIES
          The date of this Prospectus Supplement is November 10, 1997.

CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                                  RISK FACTORS

FOREIGN CURRENCY RISKS

    JUDGMENTS. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court of the United States, it is unlikely that such court would grant judgment relating to such Notes in any currency other than U.S. dollars. The Judiciary Law of the State of New York provides, however, that a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. Holders of Notes denominated in a Specified Currency other than U.S. dollars would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Trustee (as hereinafter defined) converts U.S. dollars to the Specified Currency for payment of the judgment.

    EXCHANGE RATES AND EXCHANGE CONTROLS. An investment in Registered Notes that are denominated in a foreign currency or currency units entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events and on the supply of and demand for the relevant currencies, factors over which Fleet has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the exchange rate that may occur during the term of any Registered Note. Depreciation of the currency specified in a Registered Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE BASE PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN REGISTERED NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. FLEET BELIEVES THAT THESE RISKS ARE POTENTIALLY TOO VARIABLE TO ASCERTAIN AND DESCRIBE WITH ANY REASONABLE DEGREE OF CERTAINTY AND THAT PREPARATION OF A LIST OF EVERY POTENTIAL MATERIAL RISK INCORPORATING EVERY ECONOMIC, FINANCIAL, POLITICAL AND MILITARY CIRCUMSTANCE, AMONG OTHER THINGS, WOULD BE IMPRACTICAL. PROSPECTIVE INVESTORS SHOULD THEREFORE CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN REGISTERED NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    Unless otherwise specified in the applicable Pricing Supplement, Registered Notes denominated in foreign currencies will not be sold in, or to residents of, the country of the Specified Currency in which particular Registered Notes are denominated.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and Fleet disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, or interest on, the Registered Notes. Such persons should consult their own counsel with regard to such matters.

    Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a Specified Currency other than U.S. dollars at a Registered Note's interest payment date or maturity or upon earlier redemption or repayment. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any such foreign currency or currency unit. Even if there are no actual exchange controls, it is possible that at an interest payment date or maturity or upon earlier redemption or repayment of any particular Registered Note, the Specified Currency for such Note would not be available to Fleet due to circumstances beyond the control of Fleet. In that event, Fleet will make required payments in U.S. dollars on the basis of the Market Exchange Rate. See "Description of Registered Notes".

    Information concerning exchange rates for the Specified Currency, if other than U.S. dollars, in which principal of, or interest on, the Registered Notes is payable, as against the U.S. dollar at selected times during the last five years, as well as current foreign exchange controls affecting such Specified Currency will be set forth in the applicable Pricing Supplement.

RISKS ASSOCIATED WITH INDEXED NOTES

    An investment in Notes indexed, as to principal, premium, if any, or interest, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate on such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium, if any, on such a Note is so indexed, the amount of principal payable in respect thereof may be less than the original purchase price of such Note if allowed pursuant to the terms thereof, including the possibility that no such amount will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of Fleet and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which Fleet has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

    Purchasers are required to pay for the Registered Notes in the Specified Currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa. Upon request, an Agent may arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable purchasers to pay for the Registered Notes. Such request must be made on the trade date. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with their regular foreign exchange practice. All costs of exchange will be borne by the purchasers of Registered Notes.

    Banks do not generally offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments of principal of, and interest on, Registered Notes denominated and payable in a Specified Currency other than U.S. dollars will be made from an account at a bank outside of the United States, unless alternative arrangements are made. See "Description of Registered Notes".

    Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                        DESCRIPTION OF REGISTERED NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE REGISTERED NOTES OFFERED HEREBY (REFERRED TO IN THE BASE PROSPECTUS AS THE "DEBT SECURITIES", THE "SENIOR DEBT SECURITIES" OR THE "SUBORDINATED DEBT SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES, SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES SET FORTH IN THE BASE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE TERMS AND CONDITIONS SET FORTH HEREIN WILL APPLY TO EACH REGISTERED NOTE UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT AND THE RELATED REGISTERED NOTE. FLEET MAY FROM TIME TO TIME SELL ADDITIONAL SECURITIES AND ADDITIONAL SERIES OF DEBT SECURITIES, INCLUDING ADDITIONAL SERIES OF MEDIUM-TERM NOTES.

GENERAL

    The Senior Notes will constitute a single series of Debt Securities to be issued under an Indenture dated as of October 1, 1992, (the "Senior Indenture") between Fleet and The First National Bank of Chicago, as trustee (the "Trustee"). The Subordinated Notes will constitute a single series of Debt Securities to be issued under an Indenture dated as of October 1, 1992, between Fleet and the Trustee, as amended by a First Supplemental Indenture dated as of November 30, 1992, between the Company and the Trustee (such indenture, as amended, the "Subordinated Indenture" and, collectively with the Senior Indenture, the "Indentures").

    The Senior Notes will be unsecured and unsubordinated obligations of the Company and will rank PARI PASSU with all other senior indebtedness of Fleet ("Senior Indcbtedness"). The Subordinated Notes will be unsecured and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture) of Fleet. As of June 30, 1997, Senior Indebtedness and Other Financial Obligations of Fleet aggregated approximately $1.9 billion (holding company only). In addition, because Fleet is a holding company, the Notes will be effectively subordinated to all existing and future liabilities of Fleet's subsidiaries, including depositors. There is no limitation on the issuance of additional Senior Indebtedness or Other Financial Obligations of Fleet. See "Subordinated Debt Securities" in the Base Prospectus. The Registered Notes may be issued in an aggregate principal amount of up to U.S.$2,000,000,000, or its equivalent in foreign currencies or currency units. The aggregate principal amount of Registered Notes that may be issued and sold may be reduced as a result of the sale by Fleet of other securities including Debt Securities and Bearer Notes. See "Plan of Distribution". The statements herein concerning the Notes and the Indentures do not purport to be complete. They are qualified in their entirety by reference to the provisions of the Indentures, including the definitions of certain terms used herein without definition.

    The Registered Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by Fleet, and may be subject to redemption at the option of Fleet or repayment at the option of the Holder prior to maturity at a price or prices, as specified in the applicable Pricing Supplement, plus accrued interest to the date of redemption or repayment. The Registered Notes will not be subject to any sinking fund. Each Registered Note will bear interest at either (a) a fixed rate or (b) a rate or rates determined by reference to a Base Rate which may be adjusted by a Spread and/or Spread Multiplier, if any (each as defined below).

    Interest rates offered by Fleet with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by Fleet from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by Fleet.

    The Registered Notes will be issued in fully registered form only without coupons. Registered Notes may not be exchanged for Bearer Notes. Unless otherwise specified, the Registered Notes denominated in U.S. dollars will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. The authorized denominations of Registered Notes denominated in a Specified Currency other than U.S. dollars will be specified in the applicable Pricing Supplement. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

    Unless otherwise provided in the applicable Pricing Supplement, each Registered Note will be issued as a Book-Entry Note registered in the name of the nominee of the Depository. So long as the Depository or its nominee is the registered owner of such Book-Entry Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Registered Notes for all purposes under the Indentures. Except as set forth under "Description of Registered Notes--Book-Entry System", Book-Entry Notes will not be issuable in certificated form.

    The Registered Notes may be issued as "Original Issue Discount Notes" which will be offered at a discount from the principal amount thereof due at the stated maturity of such Notes. There may not be any periodic payments of interest on Original Issue Discount Notes. In the event of an acceleration of the maturity of any Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note upon such acceleration will be determined in accordance with the Pricing Supplement and the terms of such security, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Note. For federal income tax considerations with respect to Original Issue Discount Notes, see "Certain United States Federal Income Tax Consequences" herein.

    "Business Day" means (i) with respect to Registered Notes which are not denominated in European Currency Units ("ECUs"), any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in either The City of New York or (1) with respect to Registered Notes denominated in a Specified Currency other than U.S. dollars, in the city as specified by Fleet pursuant to the applicable Indenture and (2) with respect to Registered Notes which will bear interest based on a specified percentage of London interbank offered rate quotations ("LIBOR"), is also a "London Business Day" or (ii) with respect to Registered Notes which are denominated in ECUs, any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in either the City of New York or any day that is not designated as an ECU Non-Settlement Day by the ECU Banking Association on otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs shall be made. "London Business Day" means any day (i) if the Index Currency (as defined below) is other than ECU, on which dealings in such Index

Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association or otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs shall not be made.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

    The Pricing Supplement relating to each Registered Note will describe the following terms: (1) the currency or currency unit in which such Note is denominated (and, if such currency is other than U.S. dollars, certain other terms relating to such Note); (2) whether such Note is a Fixed Rate Note or a Floating Rate Note; (3) whether such Note is a Senior Note or a Subordinated Note; (4) if other than 100%, the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price") and Original Issue Discount, if any; (5) the trade date; (6) the date on which such Note will be issued (the "Issue Date"); (7) the date on which such Note will mature (the "Maturity Date"); (8) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any (the "Interest Rate"); (9) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Determination Dates, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the Interest Rate for such Note; (10) whether such Note may be redeemed or repaid prior to maturity, and if so, the provisions relating to such redemption; and (11) any other terms of such Note not inconsistent with the provisions of the applicable Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

    Principal and interest, if any, will be paid by Fleet in U.S. dollars, even if a Registered Note is denominated in a Specified Currency other than U.S. dollars; PROVIDED, HOWEVER, that if so specified in the applicable Pricing Supplement, a Holder of a Registered Note denominated in a Specified Currency other than U.S. dollars may elect to have payments of principal and interest in respect of such Note paid in the Specified Currency. Under such circumstances, Fleet would be required to tender payment in the Specified Currency and any costs associated with such conversion would be borne by such Holder through deduction from such payments. A Holder may elect to receive payments in the Specified Currency by delivering a written request to the Trustee not later than the Record Date (as defined below) or the fifteenth day preceding the Maturity Date or any date fixed for redemption or repayment, as the case may be. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee not later than the Record Date or the fifteenth day preceding the Maturity Date or date of redemption or repayment, as the case may be. Upon request, the Trustee will mail a copy of a form of request to any Holder.

    In the case of a Registered Note denominated in a Specified Currency other than U.S. dollars, the amount of U.S. dollar payments in respect of such Registered Note will be determined by a New York clearing house bank designated by Fleet (the "Exchange Rate Agent") based on the quotation for such Specified Currency appearing at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable date of payment, on the bank composite or multi-contributor pages of the Reuters Monitor Foreign Exchange Service (or, if such service is not then available to the Exchange Rate Agent, the Telerate Monitor Foreign Exchange Service or, if neither is available, on a comparable display or in a comparable manner as Fleet and the Exchange Rate Agent shall agree), bid by one of at least three banks (one of which may be the Exchange Rate Agent) agreed to by Fleet and the Exchange Rate Agent, which will yield the largest number of U.S. dollars upon conversion from such Specified Currency. If fewer than three bids are available, then such conversion will be based on the Market Exchange Rate (as defined below) as of the second Business Day preceding the applicable payment date or, if the Market Exchange

Rate for such date is not available, as of the most recent date on which the Market Exchange Rate is available.

    If the principal of, or interest on, any Registered Note is payable in a Specified Currency other than U.S. dollars (whether by reason of the unavailability of such quotations or through an election by a Holder) and such Specified Currency is not available to Fleet for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of Fleet, Fleet will be entitled to satisfy its obligations to Holders of the Registered Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment date, if available, and if not so available, the exchange rate determined in the following order: first, by the most recently available Market Exchange Rate; second by the quotations of three (or, if three are not available, then two) recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) in The City of New York or in the foreign country of issue of such currency selected by the Exchange Rate Agent and Fleet; and third, by such other quotations as Fleet deems appropriate. If the Specified Currency is a composite currency, payments will be an amount determined by the Exchange Rate Agent by adding the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent day on which such composite currency was used, by the most recently available Market Exchange Rate for such component currency. Any payment made under the circumstances described above, where the required payment is in a Specified Currency other than U.S. dollars or any payment made in the Specified Currency, will not constitute an Event of Default under the Indentures.

    "Market Exchange Rate" means the noon buying rate for cable transfers in New York City as determined by the Federal Reserve Bank of New York for such Specified Currency.

    Unless otherwise specified in the applicable Pricing Supplement, interest on the Registered Notes (other than interest paid on the Maturity Date or any date fixed for redemption or repayment) will be paid on each interest payment date (an "Interest Payment Date") by mailing a check in the Specified Currency (from an account at a bank outside the United States if such check is payable in a currency other than U.S. dollars) to the Holder at the address of such Holder appearing on the Security Register on the regular Record Date; PROVIDED, HOWEVER, that in the case of a Registered Note originally issued between a Record Date and the Interest Payment Date or on an Interest Payment Date relating to such Record Date, interest for the period beginning on the Issue Date and ending on such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Holder on the Record Date with respect to such succeeding Interest Payment Date. Payments of principal and interest at maturity or upon earlier redemption or repayment will be made in immediately available funds upon surrender of the Registered Notes (other than with respect to a Registered Note as to which appropriate arrangements have not been made). See "Important Currency Exchange Information". Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date or the Maturity Date (or the date of redemption or repayment) of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date (or the date of redemption or repayment), as the case may be. If any Interest Payment Date (other than at the Maturity Date or date of redemption or repayment) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity Date (or the date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment). In the case of Global Securities representing Book-Entry Notes, such payments of principal and interest, if any, will be made to the Depository or its nominee. Payments to beneficial owners of Book-Entry Notes will be made through the Depository and its participants. See "Description of Debt Securities--Global Securities" in the Base Prospectus.

    The "Record Date" with respect to any Interest Payment Date for Floating Rate Notes shall be the date 15 calendar days immediately preceding such Interest Payment Date, and with respect to any Interest Payment Date for Fixed Rate Notes shall be the April 15 or October 15 next preceding such Interest Payment Date, whether or not such date shall be a Business Day.

    Interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment to (or from and including the date of issue, if no interest has been paid with respect to the applicable Note) but excluding the related Interest Payment Date, Maturity Date, or date of redemption or repayment as the case may be (an "Interest Period").

FIXED RATE NOTES

    Fixed Rate Notes will bear interest from their Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the annual interest rate or rates specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on May 1 and November 1 of each year, and at maturity or upon redemption or repayment to the persons to whom principal is payable (which, in the case of Global Securities representing Book-Entry Notes, will be the Depository or the nominee of the Depository). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each payment of interest shall include interest accrued through the day preceding the Interest Payment Date.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest at a rate determined by reference to the Base Rate which may be adjusted by a Spread and/or Spread Multiplier, if any (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate
Note: (a) the CD Rate (a "CD Rate Note"), (b) the CMT Rate (a "CMT Rate Note"),
(c) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (d) the Federal Funds Rate (a "Federal Funds Rate Note"), (e) LIBOR (a "LIBOR Note"), (f) the Prime Rate (a "Prime Rate Note"), (g) the Treasury Rate (a "Treasury Rate Note"), (h) the 11th District Cost of Funds Rate (an "11th District Cost of Funds Rate Note") or (i) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period until maturity (as specified in the applicable Pricing Supplement) of the instrument or obligation from which the Base Rate is calculated.

    As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any Interest Period (as defined below) ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any Interest Period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Registered Notes will be governed by the law of the State of New York and, under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in an amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each day on which the rate of interest is reset being herein referred to as an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day; except that in the case of a LIBOR Note, if such Business Day would fall in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. If an auction for Treasury bills falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the next succeeding Business Day.

    Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually, or annually as specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a daily, weekly or monthly Interest Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Period, the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Period, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Period, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; and, in each case, on the Maturity Date (or date of redemption or repayment). Unless otherwise specified in the applicable Pricing Supplement, if an Interest Payment Date (other than the Maturity Date or date of redemption or repayment) with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to such Floating Rate Note, except in the case of LIBOR Notes, if such day would fall in the next succeeding calendar month, such Interest Payment Date with respect to such LIBOR Note will be the immediately preceding Business Day. Any payment of principal (and premium, if any) and interest required to be made on a Floating Rate Note on a Maturity Date that is not a Business Day will be made on the next succeeding Business Day with respect to such Floating Rate Note (with the same force and effect as if made on such Maturity Date, and no additional interest shall accrue as a result of any such delayed payment).

    The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. A Spread and/or a Spread Multiplier may be applicable to the Interest Rate for a particular Floating Rate Note, as set forth in the applicable Pricing Supplement.

    With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period or from the last date from which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and 11th District Cost of Funds Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the interest rate applicable to any day that is an Interest Reset Date will be the interest rate effective on such Interest Reset Date. The interest rate applicable to any other day will be the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate, as described below).

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago shall be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

    The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

    CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated by reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the CD Rate with respect to each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "CD Interest Determination Date") and shall be the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(5 19)") under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not so published by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Interest Determination Date.

    CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

    The interest rate on CD Rate Notes for each Interest Reset Date shall be the CD Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

    CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rates (calculated by reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H. 15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m. (New York City time) on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m. (New York City time) on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purposes of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

    The interest rate on CMT Notes for each Interest Reset Date shall be the CMT Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

    COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated by reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Commercial Paper Rate for each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Commercial Paper Interest Determination Date") and shall be the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the caption "Commercial Paper-- nonfinancial". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 P.M. New York City time on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield   =          D X 360          X          100
                                360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

    The interest rate on Commercial Paper Rate Notes for each Interest Reset Date shall be the Commercial paper Rate applicable to such Interest Reset Date plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

    FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rates (calculated by reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Federal Funds Rate with respect to each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Federal Funds Interest Determination Date"), and shall be the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Reset Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

    The interest rate on Federal Funds Rate Notes for each Interest Reset Date shall be the Federal Funds Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the original issuance date to the effective date of the interest rate determined on the first Interest Reset Date shall be the Initial Interest Rate.

    LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated by reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M. London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such

    Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 AM., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined in accordance with provisions described in clause
    (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; PROVIDED, HOWEVER, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

    "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    The interest rate on LIBOR Notes for each Interest Reset Date shall be LIBOR plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

    PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated by reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Prime Rate with respect to each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Prime Interest Determination Date") and shall be the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan," or if not so published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIMEl Page (as defined below) as such bank's prime rate or base lending rates as in effect for that Prime Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rate quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent from a list approved by Fleet. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent from a list approved by Fleet to provide such rate or rates; PROVIDED, HOWEVER, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    The interest rate on Prime Rate Notes for each Interest Reset Date shall be the Prime Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

    TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated by reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Treasury Rate means, with respect to any Interest Reset Date, the rate for the auction held on the Treasury Rate Determination Date (as hereinafter defined) of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading, "U.S. Government Securities--Treasury bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent yield, rounded to the nearest one one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as announced by the United

States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent yield, rounded to the nearest one one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect on such Treasury Rate Determination Date.

    The "Treasury Rate Determination Date" for any Interest Reset Date will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned, but in no event shall the Treasury Rate Determination Date be after the related Interest Reset Date. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If no auction is held in any week (or on the preceding Friday), the Treasury Rate Determination Date shall be the Monday of the week in which the Interest Reset Date falls.

    The interest rate on Treasury Rate Notes for each Interest Reset Date shall be the Treasury Rate plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

    11TH DISTRICT COST OF FUNDS RATE NOTES

    11th District Cost of Funds Rate Notes will bear interest at the interest rates (calculated with reference to the 11th District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the 11th District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "11th District Cost of Funds Rate" relating to an 11th District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the 11th District Cost of Funds Rate means, with respect to any Interest Determination Date relating to an 11th District Cost of Funds Rate Note, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Interest Determination Date, the 11th District Cost of Funds Rate for such Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District that was most recently announced (the "11th District Cost of Funds Index") by the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the 11th District Cost of Funds Rate determined as of such Interest Determination Date will be the 11th District Cost of Funds Rate in effect on such Interest Determination Date.

    The interest rate on 11th District Cost of Funds Notes for each Interest Reset Date shall be the 11th District Cost of Funds Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

INDEXED NOTES

    The Notes may be issued with the amount of principal, premium, if any, or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to any indexed currency or such other price, exchange rate or interest index ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, holders of Indexed Notes may receive a principal amount on the Maturity Date or the date of earlier redemption or repayment that is greater than or less than the face amount of the Notes depending upon the relative value on the Maturity Date or the date of earlier redemption or repayment of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement. See "Risk Factors".

REDEMPTION

    Although Registered Notes will not generally be redeemable prior to maturity, Fleet in the applicable Pricing Supplement relating to a Registered Note may specify that such Registered Note will be redeemable at Fleet's option on a date or dates specified prior to maturity at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Registered Notes will not be subject to any sinking fund. Fleet may redeem any of the Registered Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30, nor more than 60, days' notice. If less than all of the Registered Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the applicable Note Registrar by such method as such Note Registrar shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

    Although Registered Notes will not generally be repayable at the option of the Holder prior to maturity, Fleet, in the Pricing Supplement relating to a Registered Note, may specify that such Registered Note will be repayable at the option of the Holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

    In order for a Registered Note to be repaid, the Paying Agent must receive at least 30, but not more than 45, days, prior to the repayment date (i) the Registered Note with the form entitled "Option to Elect Repayment" on the reverse of the Registered Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Registered Note, the principal amount of the Registered Note, the principal amount of the Registered Note to be repaid, the certificate number or a description of the tenor and terms of the Registered Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Registered Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Registered Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Registered Note and form duly completed are received by the Paying Agent by such fifth Business

Day. Exercise of the repayment option by the Holder of a Registered Note shall be irrevocable. The repayment option may be exercised by the Holder of a Registered Note for less than the entire principal amount of the Registered Note provided that the principal amount of the Registered Note remaining outstanding after repayment is an authorized denomination.

    During the period that the Book-Entry Notes are represented by the Global Notes (as hereinafter defined) held by or on behalf of the Depository (as hereinafter defined), and registered in the name of the Depository or the Depository's nominee, the option for repayment may be exercised by the applicable Participant (as hereinafter defined) that has an account with the Depository, on behalf of the beneficial owners of the Global Note or Notes representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to the Trustee at its corporate trust office (or such other address of which Fleet shall from time to time notify the holders), not more than 60 nor less than 30 days prior to the date of repayment. Notice of elections from Participants on behalf of beneficial owners of the Global Note or Notes representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Note or Notes representing such Book-Entry Notes must so direct the applicable Participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note or Notes representing Book-Entry Notes should consult the Participants through which they own their interest therein for the respective deadlines for such Participants. All notices shall be executed by a duly authorized officer of such Participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Note or Notes representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depository by causing the applicable Participant to transfer such beneficial owner's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depository's records, to the Trustee. See "Book-Entry System".

    If applicable, Fleet will comply with the requirements of Rule 14e-l under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

    Fleet may at any time purchase Registered Notes at any price in the open market or otherwise. Registered Notes so purchased by Fleet may be held or resold or, at the discretion of Fleet, may be surrendered to the Trustee for cancellation.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to the Notes, including the determination of Base Rate, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Base Rates, the Interest Payment Date, the Maturity Date or any other term relating thereto, may be modified as specified under "Other Provisions" on the face of such Note or in an Addendum relating thereto, if so specified on the face of such Note and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

    Upon issuance, all Book-Entry Notes denominated in the same currency and having the same issue date, rank (senior or subordinated), original issue discount provisions, if any, Maturity Date, redemption provisions, if any, repayment provisions, if any, Interest Payment Dates, Interest Period, Record Dates and, in the case of Fixed Rate Notes, interest rate or, in the case of Floating Rate Notes, the Base Rate, Initial Interest Rate, Index Maturity, Interest Reset Dates, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, and Maximum Interest Rate, if any, will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository or such other depositary as is specified in the Pricing Supplement, and registered in the name of a nominee of the Depository. Book-Entry Notes will not be exchangeable for certificated Registered Notes and, except under the circumstances described below, will not otherwise be issuable in definitive form.

    The Registered Notes will be issued in the form of one or more fully registered global securities (collectively, the "Global Note") which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only by the Depository to a nominee of the Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor depository or any nominee of such successor.

    The Depository has advised as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Agents, other than Fleet National Bank), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to Fleet National Bank and others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may own beneficial interests in securities held by the Depository only through Participants or indirect participants. The Rules applicable to the Depository and its Participants are on file with the Commission.

    The Depository has advised that pursuant to procedures established by it (i) upon issuance of the Global Note by Fleet, the Depository will credit the accounts of the Participants designated by the Agents with the principal amount of the Registered Notes purchased by the Agents and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in such Global
Note). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in the Global Note from any beneficial owner or otherwise.

    So long as the Depository's nominee is the registered owner of the Global Note, such nominee for all purposes will be considered the sole owner or holder of the Registered Notes represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have any of the Registered Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Registered Notes in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Fleet understands that under existing practice, in the event that Fleet requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

    Principal and interest payments on the Global Note registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of such Global Note. Fleet and the Trustee will treat the person in whose name the Global Note is registered as the owner of such Global Note for the purpose of receiving payment of principal and interest on the Registered Notes and for all other purposes whatsoever. None of Fleet, the Trustee, the Paying Agent or the Security Registrar has any responsibility or liability for the payment of principal or interest on the Registered Notes to owners of beneficial interests in the Global Note. The Depository has advised that upon receipt of any payment of principal or interest in respect of the Global Note, it will immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

    None of Fleet, the Trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Global Note representing all but not part of the Registered Notes being offered hereby is exchangeable for Registered Notes in definitive form of like tenor and terms if (i) the Depository notifies Fleet that it is unwilling or unable to continue as depository for such Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depository is not appointed by Fleet within 90 days of receipt by Fleet of such notice or of Fleet becoming aware of such ineligibility, (ii) Fleet in its discretion at any time determines not to have all of the Registered Notes represented by the Global Note and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Registered Notes. The Global Note exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Notes issuable in authorized denominations and registered in such names as the Depository holding such Global Note shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Registered Note or Notes of the same aggregate denomination to be registered in the name of the depository or its nominee or in the name of a successor or the Depository or a nominee of such successor,

    A further description of the Depository's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Base Prospectus under "Description of Debt Securities--Global Securities". The Depository has confirmed that it intends to follow such procedures.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Registered Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Registered Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Registered Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Registered Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Registered Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Registered Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Registered Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Registered Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of stated interest on a Registered Note (other than, as discussed below, a Discount Note) generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. For United States Federal income tax purposes, original issue discount ("OID") is generally the excess of the stated redemption price at maturity of a Registered Note over its issue price (such notes are hereinafter referred to as "Discount Notes"), if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the Registered Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issue of Registered Notes equals the first price at which a substantial amount of such Registered Notes has been sold to the public (excluding sale to underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Registered Note is the sum of all payments made on the Registered Note other than payments of "qualified stated interest." The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or at certain floating rates. If a Registered Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Registered Note (E.G., Registered Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Registered Note or any "true" discount on such Registered Note (I.E., the excess of the Registered Note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the Registered Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Registered Note are taxable to a U.S. Holder (as discussed above) as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include OID in income as ordinary income for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of OID with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of OID on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not payments of qualified stated interest. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

    Treasury Regulations promulgated under the OID rules of the Internal Revenue Code of 1986, as amended (the "OID Regulations") contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payments of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated PRO RATA (on the basis of their relative lengths) between the accrual periods contained in the interval.

    If a portion of the initial purchase price of a Registered Note is attributable to interest that accrued prior to the Registered Note's issue date, the first stated interest payment on the Registered Note is to be made within one year of the Registered Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price will be decreased by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Registered Note.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (E.G., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (I.E., a cap) or a minimum numerical limitation (I.E., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Note is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (E.G., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (I.E., at a price below the Note's stated principal amount) in excess of a specified DE MINIMIS amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Variable Note were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

    Certain of the Registered Notes (i) may be redeemable at the option of Fleet prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Registered Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Registered Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Registered Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. In applying the constant yield method to a Registered Note with respect to which this election has been made, the issue price of the Registered Note will equal the electing U.S. Holder's adjusted basis in the Registered Note immediately after its acquisition, the issue date of the Registered Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Registered Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Registered Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Registered Note with amortizable bond premium, the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the election is made or any debt instruments acquired thereafter. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    SHORT-TERM NOTES. Registered Notes that have a fixed maturity of one year or less ("Short-Term Notes") may be treated as having been issued with OID. In general, an individual or other cash method U.S. Holder is not required to accrue such OID unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue OID on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Short-Term Note (rather than the OID with respect to such Short-Term Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the U.S. Holder, on a constant-yield basis.

    For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

    MARKET DISCOUNT/ACQUISITION PREMIUM. If a U.S. Holder purchases a Registered Note, other than a Discount Note, for an amount that is less than its issue price or, in the case of a Discount Note, for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount. The market discount rules may also apply to a U.S. Holder that purchases a note other than at its initial issuance. The market discount rules do not apply to Short-Term Notes.

    If a U.S. Holder purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date or, in the case of any other Registered Note, for an amount that is greater than its stated redemption price at maturity, the difference will be treated as "acquisition premium" or "amortizable bond premium," as the case may be.

    Holders of notes with market discount, acquisition premium or amortizable bond premium are urged to consult their tax advisors as to the effect of such discount or premium on the acquisition, ownership or disposition of such notes.

    DISPOSITION OF A REGISTERED NOTE. Except as discussed above under "Market Discount/Acquisition Premium," upon the sale, exchange or retirement of a Registered Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Registered Note. A U.S. Holder's adjusted tax basis in a Registered Note generally will equal such U.S. Holder's initial investment in the Registered Note increased by any original issue discount included in income, if any, and decreased by the amount of any payments (other than payments of qualified stated interest) received with respect to such Registered Note. Such gain or loss generally will be long-term capital gain or loss if the Registered Note were held for more than one year. In the case of individuals, such long-term capital gains will be taxed at a lower rate if the Registered Note has been held by the taxpayer for more than 18 months.

REGISTERED NOTES DENOMINATED OR ON WHICH INTEREST IS PAYABLE IN A FOREIGN
  CURRENCY

    As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

PAYMENTS OF INTEREST IN A FOREIGN CURRENCY.

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest (other than OID) on a Registered Note will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including OID) that has accrued and is otherwise required to be taken into account with respect to a Registered Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF REGISTERED NOTES. A U.S. Holder who purchases a Registered Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Registered Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Registered Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Registered Note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Registered Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on (i) the date of receipt of such Foreign Currency in the case of a cash basis U.S. Holder and (ii) the date of disposition in the case of an accrual basis U.S. Holder. In the case of a Registered Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Registered Note will equal the cost of the Registered Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Registered Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Registered Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Registered Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Registered Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Registered Note, determined on the date such payment is received or the Registered Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Registered Note, determined on the date the U.S. Holder acquired the Registered Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Registered Note.

    ORIGINAL ISSUE DISCOUNT.  In the case of a Discount Note or Short-Term Note,
(i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above, and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT. In the case of a Registered Note with market discount, (i) market discount is determined in units of the Foreign Currency,
(ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Registered Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss), and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Registered Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Registered Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Registered Note.

    EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Registered Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Registered Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including OID, if any) on a Registered Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Fleet, a controlled foreign corporation related to Fleet or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Registered Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Registered Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Registered Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder furnishes a properly executed IRS Form 4224 on or before any payment date to claim such exemption), may be subject to U.S. Federal income tax on such interest (or OID) in the same manner as if it were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Registered Note will be included in the earnings and profits of such holder if such interest (or OID) is effectively connected with the conduct by such holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from U.S. Federal withholding tax.

    Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Registered Note by a non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the non-U.S. Holder and (ii) in the case of an individual, such non-U.S. Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

    PURCHASERS OF REGISTERED NOTES THAT ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE REGISTERED NOTES.

    The Registered Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Fleet or, at the time of such individual's death, payments in respect of the Registered Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Registered Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Registered Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Registered Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Payment of the proceeds from the sale of a Registered Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Registered Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The Registered Notes are offered on a continuing basis by Fleet through the Agents, each of which has agreed to use reasonable efforts to solicit purchases of the Registered Notes. Fleet will pay each Agent a commission in the form of a discount ranging from .125% to .750% of the principal amount of each Registered Note, depending on its Maturity Date, sold through such Agent. Fleet will have the sole right to accept offers to purchase Registered Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to Fleet, to reject any offer to purchase Registered Notes, in whole or in part. Fleet also may sell Registered Notes to any Agent (other than Fleet National Bank), acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. With respect to Registered Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission (or discount) will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement.

    In addition to offering the Notes through the Agents as described herein, Fleet may from time to time sell other securities or Debt Securities. In such case, the sale of any such securities or Debt Securities may reduce correspondingly the maximum aggregate amount of Notes that may be offered under this Prospectus Supplement.

    In addition, the Agents may offer the Registered Notes they have purchased as principal to other dealers. The Agents may sell Registered Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Registered Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Registered Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of sale or, if so agreed and set forth in the applicable Pricing Supplement, at a fixed public offering price. After the initial public offering of Registered Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

    In connection with an offering of Notes, the Agents may purchase and sell the Notes offered hereby in the open market. These transactions may include, if applicable, over allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes offered hereby; and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from Fleet in the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Fleet National Bank, as an Agent of Fleet, will solicit purchases of the Registered Notes only in minimum amounts of U.S. $150,000, or the equivalent in the applicable foreign currency or currency unit and will solicit offers only from customers of Fleet National Bank or of other Fleet banking affiliates which it has reason to believe are sophisticated institutional investors. Fleet National Bank will have no obligation to purchase Registered Notes from Fleet and will bear no credit risk with respect to the Registered Notes.

    Fleet also may sell Notes directly to investors in those jurisdictions where it is authorized to do so. No commission will be payable nor will a discount be allowed on any direct sales by Fleet.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Registered Notes will be required to be made in funds immediately available in The City of New York on the date of settlement.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). Fleet has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. Fleet has agreed to reimburse the Agents for certain expenses.

    Each of the Agents (other than Fleet National Bank) and certain of its affiliates engage from time to time in transactions (which may include commercial lending) with and perform services for Fleet and its subsidiaries in the ordinary course of their businesses. Fleet National Bank is a wholly-owned subsidiary of Fleet and engages in transactions with and performs services for Fleet and its other subsidiaries in the ordinary course of business.

    Fleet shall have the right to appoint additional agents from time to time. If additional agents are named, the applicable Pricing Supplement will set forth the name of such agent and other information as may be required.

    The Registered Notes will not be listed on any securities exchange, and there can be no assurance that the Registered Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Registered Notes or liquidity in the secondary market if one develops. Each of the Agents may from time to time purchase and sell Registered Notes in the secondary market, but is not obligated to do so.

PROSPECTUS

            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

                          FLEET FINANCIAL GROUP, INC.

    Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), may offer from time to time debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment, and warrants to purchase Debt Securities (the "Warrants"), having a public offering price of up to an aggregate of $2,733,400,000 (or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")). If Debt Securities are issued at original issue discount, Fleet may issue such higher principal amount as may be sold for an initial public offering price of up to $2,733,400,000 (less the dollar amount of any securities previously issued hereunder), or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The Debt Securities and Warrants (collectively, the "Securities") may be offered separately or as units with other securities, in separate series, in amounts and at prices and terms to be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"). In addition, the Debt Securities may be convertible into shares of Fleet's preferred stock (the "Preferred Stock"), depositary shares representing Preferred Stock (the "Depositary Shares") or common stock (the "Common Stock") on terms to be set forth in the accompanying Prospectus Supplement. Pursuant to the terms of the Registration Statement of which this Prospectus constitutes a part, Fleet may also offer and sell shares of its Preferred Stock, which may be represented by Depositary Shares, shares of its Common Stock or warrants to purchase Preferred Stock or Common Stock (the "Equity Warrants"). Any such Preferred Stock, Depositary Shares, Common Stock or Equity Warrants will be offered and issued pursuant to the terms of a separate Prospectus contained in such Registration Statement. The aggregate amount of Debt Securities and Warrants that may be offered and sold pursuant hereto is subject to reduction as the result of the sale of any Preferred Stock, Depositary Shares, Common Stock or Equity Warrants pursuant to such separate Prospectus.

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, together with the terms of the offering of the Securities and the initial price and net proceeds to Fleet from the sale thereof. The Prospectus Supplement will include, with regard to the particular Securities, the following information:
(i) in the case of Debt Securities, the specific designation, priority, aggregate principal amount, denominations, currency or currency unit for which Debt Securities may be purchased, currency or currency unit in which the principal and any interest on Debt Securities is payable, location of the offering, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption, if any, at the option of Fleet or the holder, terms for sinking or purchase fund payments, if any, whether any Debt Securities which are Subordinated Debt Securities will be subordinated to other indebtedness of Fleet, the initial public offering price, if any, of the Debt Securities, terms relating to temporary or permanent global securities, special provisions relating to Debt Securities in bearer form, provisions regarding registration of transfer or exchange, provisions relating to the payment of any additional amounts, any conversion or exchange provisions and provisions regarding original issue discount securities; (ii) in the case of Warrants, the duration, offering price, exercise price and detachability of any such warrants; and (iii) in the case of all Securities, whether such Securities will be offered separately or as a unit with other securities. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

    Fleet may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distribution". If any agents or underwriters are involved in the sale of any of the Securities, their names, any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. Fleet may sell Securities in an offering within the United States ("United States Offering") or outside the United States ("International Offering").

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALE OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 24, 1997.

                             AVAILABLE INFORMATION

    Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange. Reports, proxy material and other information concerning Fleet also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Fleet are incorporated in this Prospectus by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1996.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

        3. Current Reports on Form 8-K dated January 15, 1997, February 4, 1997, April 16, 1997, July 16, 1997 and October 15, 1997.

        4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

        5. The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO INVESTOR RELATIONS DEPARTMENT, FLEET FINANCIAL GROUP, INC., ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02110. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 292-2000.

                          FLEET FINANCIAL GROUP, INC.

GENERAL

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At June 30, 1997, Fleet was the 12th largest bank holding company in the United States, with total assets of $83.4 billion, total deposits of $63.2 billion and stockholders' equity of $7.1 billion.

    Fleet is engaged in a general commercial banking and trust business throughout the states of Connecticut, Massachusetts, New Jersey, New York, Rhode Island, Maine, New Hampshire and Florida through its six banking subsidiaries, and also provides, through its nonbanking subsidiaries and its credit card bank subsidiary, a variety of financial services, including mortgage banking, asset-based lending, consumer finance, real estate financing, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing.

    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 292-2000.

REGULATORY MATTERS

    GENERAL. Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including the holders of the Securities offered hereby, to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

    There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Fleet from its banking subsidiaries. Under applicable banking statutes, at June 30, 1997, Fleet's banking subsidiaries could have declared additional dividends of approximately $246 million. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

    Under the policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    FIRREA.

    As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with

(a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

    FDICIA.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

    PROMPT CORRECTIVE ACTION. The FDICIA provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At June 30, 1997, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.

    BROKERED DEPOSITS. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits. A depository institution that is adequately capitalized may accept brokered deposits only if it obtains a waiver from the FDIC, and may not offer interest rates on deposits "significantly higher" than the prevailing rate in its market. An undercapitalized depository institution may not accept brokered deposits. In Fleet's opinion, these limitations do not have a material effect on Fleet.

    SAFETY AND SOUNDNESS STANDARDS. The FDICIA, as amended, directs each federal banking agency to prescribe safety and soundness standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset-quality, earnings and stock valuation. Final interagency regulations to implement these new safety and soundness standards were adopted by the federal banking agencies. As of October 1, 1996, standards for asset quality and earnings have been incorporated into the Interagency Guidelines Establishing Standards for Safety and Soundness. The three standards for Safety and Soundness established by the guidelines are (1) operational and managerial; (2) compensation; and (3) asset quality, earnings and stock valuation. The ultimate cumulative effect of these standards cannot currently be forecast.

    The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

    CAPITAL GUIDELINES

    Under the Federal Reserve Board's capital guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of cumulative and noncumulative perpetual preferred stock, less deductible intangibles ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average quarterly assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's banking subsidiaries are subject to similar capital requirements except that preferred stock must be noncumulative to qualify as Tier 1 capital.

    The federal banking agencies continue to consider capital requirements applicable to banking organizations. Effective September 1, 1995, the federal banking agencies adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The amendments require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the amendments, banks with excess interest rate risk would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy. Effective January 1, 1997, with compliance by January 1, 1998, national banks with significant exposure to market risk must maintain adequate capital to support that exposure. The Office of the Comptroller of the Currency ("OCC") may apply this provision to any national bank if the OCC deems it appropriate for safe and sound practices.

    As of June 30, 1997, Fleet's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

    Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

    INTERSTATE BANKING AND BRANCHING LEGISLATION

    On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") into law. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state,
(ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date,
(iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. In 1996, Fleet merged its banking subsidiaries in Connecticut, Massachusetts and Rhode Island, and has recently filed applications to merge the resulting bank with one of its banking subsidiaries in New York in order to achieve cost savings and to increase convenience to its customers in those states.

DEPOSIT INSURANCE ASSESSMENTS

    The deposits of each of Fleet's subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the BIF administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. On November 14, 1995, the FDIC voted to decrease premiums effective January 1, 1995. The decrease lowered the rate of deposit insurance premiums by $.04 per $100 of deposits for banks in each risk assessment category. As a result, banks in the highest capital and supervisory evaluation categories have an assessment rate of $0.00, and pay only the minimum assessment of $2,000 per year for deposit insurance. Banks in the lowest capital and supervisory evaluation categories are subject to a rate of $0.27 per $100 of deposits. The FDIC has indicated that it is maintaining the decreased rate schedule for assessments paid to the BIF through the end of 1997. This will be reviewed on a semi-annual basis. There is no guarantee that the rate of deposit insurance premiums will not increase in the future.

    These assessment rates also reflect the amount the FDIC has determined is necessary to maintain the reserve ratio of BIF of 1.25% of total insured bank deposits. The FDIC has announced that this reserve ratio was achieved during 1995. However, due primarily to the fact that the reserve ratio of the FDIC's Savings Association Insurance Fund ("SAIF") is not projected to reach the required level of 1.25% for several years, the FDIC has made a proposal to Congress to (1) capitalize the SAIF through a special up-front cash assessment on SAIF deposits; (2) spread the responsibility for payment to the Financing Corporation created under Title III of the Competitive Equality Banking Act of 1987 proportionally over all FDIC-insured institutions; and (3) as soon as practicable, merge the BIF and the SAIF. In May, 1997, the FDIC announced that the BIF had a reserve ratio of 1.34% at the end of 1996. The FDIC projects the reserve ratio to be within a range of 1.29 to 1.42 by the end of 1997. On May 6, 1997, the Board of Directors voted to retain the existing assessment rate schedule applicable to members of the SAIF for the second half of 1997.

    Fleet's subsidiary banks do not hold significant amounts of deposits insured by the SAIF.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    Fleet's consolidated ratios of earnings to fixed charges were as follows for the years and periods indicated:

                                                                                          YEAR ENDED DECEMBER 31,
                                                           QUARTER ENDED   -----------------------------------------------------
                                                           JUNE 30, 1997     1996       1995       1994       1993       1992
                                                          ---------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges:
    Excluding Interest on Deposits......................          4.77x         3.62x      1.78x      2.33x      2.36x      1.90x
    Including Interest on Deposits......................          2.01          1.78       1.34       1.62       1.56       1.26

------------------------

    For purposes of computing the consolidated ratios, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, Fleet intends to use the net proceeds from the sale of the Securities for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities of Fleet. The Senior Debt Securities will be issued under an indenture dated as of October 1, 1992 (the "Senior Indenture"), between Fleet and The First National Bank of Chicago as Senior Trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an indenture dated as of October 1, 1992 (as supplemented by a First Supplemental Indenture dated November 30, 1992, the "Subordinated Indenture"), between Fleet and The First National Bank of Chicago as Subordinated Trustee (the "Subordinated Trustee"). The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures". A copy of each of the Indentures are exhibits to the Registration Statement of which this Prospectus forms a part. The following description of Debt Securities relates to Debt Securities to be issued in connection with either a United States Offering or an International Offering, except, in the case of an International Offering, as otherwise specified in the Prospectus Supplement relating thereto.

    The following is a summary of all material terms set forth in the Indentures. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to, it is intended that such Sections or definitions shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

    Because Fleet is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that Fleet may itself be a creditor with recognized claims against the subsidiary.

GENERAL

    The Debt Securities to be offered by this Prospectus are limited to the amounts described on the cover of this Prospectus. Fleet expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture). The Indentures, however, do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of Fleet. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness (including Other Financial Obligations) which may be incurred or other securities which may be issued by Fleet or any of its subsidiaries. The Senior Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of Fleet while the indebtedness represented by the Subordinated Debt Securities will be subordinated as described below under "Subordinated Debt Securities".

    As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of Fleet if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the ECU. Debt Securities of a series may be issuable in individual registered form without coupons, in the form of one or more global securities, or, in bearer form with or without coupons. Such bearer securities will be offered only to non-United States persons and to offices located outside of the United States of certain United States financial institutions.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Debt Securities; (2) the limit, if any, on the aggregate principal amount or initial public offering price of the Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any, or the method of determining the same; (7) the date from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) the dates, if any, on which, and the price or prices at which, the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by Fleet, and the other detailed terms and provisions of such sinking and/or purchase funds; (10) the date, if any, after which, and the price or prices at which, the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of Fleet or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (11) the denomination or denominations in which such Debt Securities are authorized to be issued; (12) the currency, currencies or units (including ECU) in which the Debt Securities are denominated, which may be in United States dollars, a foreign currency or units of two or more foreign currencies; (13) the currency, currencies or units (including ECU) for which the Debt Securities may be purchased and in which principal, premium, if any, and interest may be payable; (14) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (15) information with respect to book-entry procedures; (16) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (17) any index used to determine the amount of payments of principal of, premium, if any, and interest on such Debt Securities;
(18) each office or agency where, subject to the terms of the applicable Indenture, such Debt Securities may be presented for registration of transfer or exchange; (19) whether any of the Debt Securities will be subject to defeasance in advance of the Redemption Date or Stated Maturity thereof; (20) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness", "Entitled Persons", "Existing Subordinated Indebtedness", or "Other Financial Obligations", shall apply to the Debt Securities; (21) whether any of the Debt Securities will be convertible or exchangeable into other securities of Fleet and the terms of such conversion or exchange, including the conversion price and applicable conversion or expiration dates and (22) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture).

    Special federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable Prospectus Supplement. In the event Fleet offers Debt Securities denominated in foreign currencies or units of two or more foreign currencies, an opinion with respect to tax matters and consent of counsel will be filed in a Form 8-K or as an amendment to the Registration Statement of which this Prospectus forms a part.

    Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the Holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such security and the relevant Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

REGISTRATION AND TRANSFER

    Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that Fleet may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as zero coupon securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used above, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

    Debt Securities in registered form may be presented for transfer or exchange (with form of transfer duly endorsed thereon) for other Debt Securities of the same series at the offices of the Trustee according to the terms of the applicable Indenture. In no event, however, will Debt Securities in registered form be exchangeable for Debt Securities in bearer form. Fleet may designate the office of the Trustee, who will also be the transfer agent of the Debt Securities, as an office where the transfer of the Debt Securities may be registered.

    Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued in bearer form will be issued in denominations of $10,000 and $50,000.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities issued in fully registered form will be issued without coupons and in denominations of $1,000 or integral multiples thereof.

    No service charge will be made for any transfer or exchange of the Debt Securities but Fleet may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PAYMENT AND PLACE OF PAYMENT

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on, Debt Securities in registered form will be made at the office of the Trustee, except that at the option of Fleet, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register (Sections 301, 305 and 1002 in the Senior Indenture; Sections 3.01, 3.05 and 5.02 in the Subordinated Indenture).

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made, subject to any applicable laws and regulations, at such office outside the United States as specified in the applicable Prospectus Supplement and as Fleet may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of Fleet in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series.

MODIFICATION AND WAIVER

    Each Indenture provides that modifications and amendments thereof may be made by Fleet and the Trustees with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Outstanding Security, (b) reduce the principal amount of, the rate of interest thereon, or any premium payable upon the redemption thereof, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Outstanding Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Security, or (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of 50% in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by Fleet with certain restrictive provisions of the applicable Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or any interest or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected.

    Modification and amendment of the Indentures may be made by Fleet and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to Fleet; (ii) to add to the covenants of Fleet for the benefit of the Holders of all or any series of Securities; (iii) to add Events of Default; (iv) to add or change any provisions of any of the Indentures to facilitate the issuance of bearer securities; (v) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series which is entitled to the benefit of such provision; (vi) to establish the form or terms of Securities of any series;
(vii) to evidence and provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, to correct or supplement any provision in the applicable Indenture, or to make any other provisions with respect to matters or questions arising under such Indenture, provided such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect under such Indenture; (ix) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or (x) to provide for conversion rights of the Holders of the Securities of any series to enable such Holders to convert such Securities into other securities of Fleet.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Unless otherwise set forth in the applicable Prospectus Supplement, each Indenture provides that Fleet may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes Fleet's obligations on the Debt Securities under such Indenture, and that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Neither Indenture provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in stock ownership of Fleet. In addition, the Indentures do not contain any provision which would protect the Holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

    Fleet maintains banking relations with the Trustee. In addition, Fleet's banking subsidiaries maintain deposit accounts and correspondent banking relations with the Trustee.

INTERNATIONAL OFFERING

    If specified in the applicable Prospectus Supplement, Fleet may issue Debt Securities in an International Offering. Such Debt Securities may be issued in bearer form and will be described in the applicable Prospectus Supplement. If such Debt Securities are Senior Debt Securities, such Debt Securities will be issued pursuant to a supplement to the Senior Indenture. If Debt Securities are issued in bearer form, the applicable Prospectus Supplement will contain the relevant provisions.

    In connection with any such International Offering, Fleet will designate paying agents, registrars or other agents with respect to the Debt Securities, as specified in the applicable Prospectus Supplement.

    Debt Securities issued in an International Offering may be subject to certain selling restrictions which will be described in the applicable Prospectus Supplement. Such Debt Securities may be listed on one or more foreign stock exchanges as described in the applicable Prospectus Supplement. Special United States tax and other considerations, if any, applicable to an International Offering will be described in the applicable Prospectus Supplement.

                             SENIOR DEBT SECURITIES

    The Senior Debt Securities will be direct, unsecured obligations of Fleet and will rank pari passu with all outstanding senior indebtedness of Fleet.

EVENTS OF DEFAULT

    The following are Events of Default under the Senior Indenture with respect to Senior Debt Securities of any series: (a) failure to pay principal of or any premium on any Senior Debt Security of that series when due; (b) failure to pay any interest on any Senior Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) failure to perform any other covenant of Fleet in the Senior Indenture (other than any covenant included in the Indenture solely for the benefit of a Series of Debt Securities other than that Series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501) If an Event of Default with respect to Senior Debt Securities of any series at the time outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Senior Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, on behalf of all Holders of that series, under certain circumstances, rescind and annul such acceleration. (Section 502)

    The Senior Indenture provides that, subject to the duty of the Senior Trustee during default to act with the required standard of care, the Senior Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Senior Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Senior Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Trustee, or exercising any trust or power conferred on the Senior Trustee, with respect to the Senior Debt Securities of that series. (Section 512)

    No Holder of any Senior Debt Security of any series will have any right to institute any proceeding with respect to the Senior Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Senior Trustee written notice of a continuing Event of Default with respect to Senior Debt Securities of that series, (b) the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series also shall have made written request and offered reasonable indemnity to the Senior Trustee to institute such proceeding as trustee, (c) the Senior Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series a direction inconsistent with such request and (d) the Senior Trustee shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Senior Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest, if any, on such Senior Debt Security on or after the due dates expressed in such Senior Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

    Fleet is required to furnish to the Senior Trustee annually a statement as to performance by Fleet of certain of its obligations under the Indenture and as to any default in such performance. (Section 1009)

RESTRICTIVE COVENANTS

    DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES. The Senior Indenture contains a covenant that Fleet will not, and will not permit any Subsidiary (as defined in the Senior Indenture) to sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of any shares of Voting Stock (as defined in the Senior Indenture) of, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of Voting Stock of, a Principal Constituent Bank (as defined below) or any Subsidiary which owns shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Principal Constituent Bank, provided that dispositions made by Fleet or any Subsidiary (i) acting in a fiduciary capacity for any person other than Fleet or any Subsidiary or (ii) to Fleet or any of its wholly-owned (except for directors' qualifying shares) Subsidiaries, shall not be prohibited. Notwithstanding the limitations described above, the Senior Indenture provides that Fleet may, and may permit its Subsidiaries to, sell, assign, pledge, transfer or otherwise dispose of, or issue such shares or securities (1) if required by law for the qualification of Directors, (2) for purposes of compliance with an order of a court or regulatory authority, (3) if in connection with a merger of, or consolidation of, a

Principal Constituent Bank with or into a wholly-owned Subsidiary or a Constituent Bank (as defined below), provided that Fleet holds, directly or indirectly, in the entity surviving such merger or consolidation, not less than the percentage of Voting Stock it held in the Principal Constituent Bank prior to such action, (4) if such disposition or issuance is for fair market value (determined by the Board of Directors of Fleet) and, if after giving effect to such disposition or issuance (and any potential dilution), Fleet and its wholly-owned Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary, (5) if a Principal Constituent Bank sells additional shares of Voting Stock to its stockholders at any price, if, after such sale, Fleet holds directly or indirectly not less than the percentage of Voting Stock of such Principal Constituent Bank it owned prior to such sale or (6) if Fleet or a Subsidiary pledges or creates a lien on the Voting Stock of a Principal Constituent Bank to secure a loan or other extension of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act. A "Constituent Bank" is a Bank which is a Subsidiary. A "Principal Constituent Bank" is Fleet National Bank and any other Constituent Bank designated as a Principal Constituent Bank. Any designation of a Constituent Bank as a Principal Constituent Bank with respect to Debt Securities of any series shall remain effective until the Debt Securities of such series are no longer outstanding. As of the date of this Prospectus, no Constituent Banks (other than Fleet National Bank) have been designated as Principal Constituent Banks with respect to any series of Debt Securities.

    LIMITATION UPON LIENS ON CERTAIN CAPITAL STOCK. The Senior Indenture contains a covenant that Fleet will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (1) any shares of capital stock of any Principal Constituent Bank (other than directors' qualifying shares), or (2) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Constituent Bank; provided, however, that, notwithstanding the foregoing, Fleet may incur or suffer to be incurred or to exist upon such capital stock (a) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by Fleet in good faith by appropriate proceedings and Fleet shall have set aside on its books adequate reserves with respect thereto or (b) the lien of any judgement, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days.

DEFEASANCE

    Fleet may terminate certain of its obligations under the Senior Indenture with respect to the Senior Debt Securities of any series on the terms and subject to the conditions contained in the Senior Indenture, by (a) depositing irrevocably with the Senior Trustee as trust funds in trust (i) in the case of Senior Debt Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations (as defined below) of the foreign government or governments issuing such foreign currency, or (ii) in the case of Senior Debt Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations (as defined below), in each case in an amount which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one business day before the due date of any payment, money or (iii) a combination of money and U.S. Government Obligations or Foreign Government Obligations, as applicable, sufficient to pay the principal of or premium, if any, and interest on, the Senior Debt Securities of such series as such are due and (b) satisfying certain other conditions precedent specified in the Senior Indenture. Such deposit and termination is conditioned among other things upon Fleet's delivery of (a) an opinion of independent counsel that the Holders of the Senior Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination and (b) if the Senior Debt Securities of such series are then listed on the New York Stock Exchange, an opinion of counsel that the Senior Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve Fleet of its obligation to pay when due the principal of, and interest on, certain of the Senior Debt Securities as provided in the Indenture. (Section 403)

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a Foreign Currency that are (i) direct obligations of a foreign government for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

                          SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be direct, unsecured obligations of Fleet and, unless otherwise specified in the applicable Prospectus Supplement, will rank pari passu with all outstanding subordinated indebtedness of Fleet.

SUBORDINATION

    The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture). In certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined in the Subordinated Indenture). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Excess Proceeds") and if, at such time, any Entitled Persons (as defined in the Subordinated Indenture) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities.

    In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Debt Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, permitting the Holders of such Senior Indebtedness (or a trustee on behalf of the Holders thereof) to accelerate the maturity thereof.

    By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of Fleet who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined in the Subordinated Indenture) may recover more, ratably, than the Holders of Subordinated Debt Securities.

    Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Senior Indebtedness is defined in the Subordinated Indenture as (a) the principal of, premium, if any, and interest on all of Fleet's indebtedness for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except (i) the Existing Subordinated Indebtedness and other Subordinated Debt Securities issued under the Subordinated Indenture, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Debt Securities and
(iii) such indebtedness as is by its terms expressly stated to rank pari passu with the Subordinated Debt Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. (Section 1.01). The Term "indebtedness for money borrowed" when used with respect to Fleet is defined to include, without limitation, any obligation of, or any obligation guaranteed by, Fleet for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, Fleet for the payment of the purchase price of property or assets. (Section 1.01).

    As of the date of this Prospectus, Fleet had an aggregate of $2,049,000,000 in Subordinated Debt outstanding, of which $934,000,000 is subordinated to Fleet's Senior Indebtedness and $1,115,000,000 is subordinated to Fleet's Senior Indebtedness and Other Financial Obligations.

    Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Other Financial Obligations means all obligations of Fleet to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Entitled Persons means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

    Any Prospectus Supplement relating to a particular series of Subordinated Debt Securities will set forth the aggregate amount of indebtedness of Fleet senior to the Subordinated Debt Securities as of a recent practicable date.

    Fleet's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

    The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or Other Financial Obligations, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Fleet.

    The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

    Except as described above or in the Subordinated Indenture, the obligation of Fleet to make payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities will not be affected by reason of such subordination. In the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain general creditors of Fleet may recover more, ratably, than Holders of the Subordinated Debt Securities. Subject to payment in full of all Senior Indebtedness, the rights of the Holders of Subordinated Debt Securities will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distribution of cash, property or securities of Fleet applicable to Senior Indebtedness. Subject to the payment in full of all Other Financial Obligations, the rights of the Holders of Subordinated Debt Securities will be subrogated to the rights of Entitled Persons to receive payments or distributions of cash, property or securities of Fleet applicable to Other Financial Obligations. (Sections 14.02 and 14.10)

LIMITED RIGHTS OF ACCELERATION

    Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in case of certain events involving the bankruptcy, insolvency or reorganization of Fleet which constitutes an Event of Default (as defined below). There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities or the performance of any other covenant of Fleet in the Subordinated Indenture.

RESTRICTIVE COVENANTS

    The Prospectus Supplement relating to a series of Subordinated Debt Securities may describe certain restrictive covenants, if any, to which Fleet may be bound under the Subordinated Indenture.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS

    An "Event of Default" with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy or reorganization of Fleet and any other Event of Default provided with respect to Subordinated Debt Securities of such series. (Section 7.01) A "Default" with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as (a) an Event of Default with respect to such series; (b) failure to pay the principal of, or premium, if any, on any Subordinated Security of such series at its Maturity; (c) failure to pay interest upon any Subordinated Security of such series when due and payable and the continuance of such Default for a period of 30 days; (d) failure to perform any other covenant or agreement of Fleet in the Subordinated Indenture with respect to Subordinated Debt Securities of such series and continuance of such Default for 60 days after written notice of such failure, requiring Fleet to remedy the same; and (e) any other Default provided with respect to Subordinated Debt Securities of such series. (Section 7.07) If an Event of Default with respect to any series of Subordinated Debt Securities for which there are Subordinated Debt Securities outstanding under the Subordinated Indenture occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series may declare the principal amount (or if such Subordinated Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities of that series to be immediately due and payable. The Holders of a majority in aggregate principal amount of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture may waive, on behalf of all Holders of such series, an Event of Default resulting in acceleration of such Subordinated Debt Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made. (Section 7.02) If a Default occurs and is continuing, the Subordinated Trustee may in its discretion, and at the written request of Holders of not less than a majority in aggregate principal amount of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the Holders of all the Subordinated Debt Securities of such series. (Section 7.03) Prior to acceleration of maturity of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture, the Holders of a majority in aggregate principal amount of such Subordinated Debt Securities may waive any past Default under the Subordinated Indenture except a Default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities of such series or in respect of a covenant which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 7.13)

    The Subordinated Indenture provides that in the event of a Default specified in clauses (b) or (c) of the immediately preceding paragraph in payment of principal of, premium, if any, or interest on any Subordinated Debt Security of any series, Fleet will, upon demand of the Subordinated Trustee, pay to it, for the benefit of the holder of any such Subordinated Debt Security, the whole amount then due and payable on such Subordinated Debt Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if Fleet fails to pay such amount forthwith upon such demand, the Subordinated Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 7.03)

    The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Debt Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Debt Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Debt Security and that such right shall not be impaired without the consent of such holder. (Section 7.08)

    Fleet is required to furnish to the Subordinated Trustee annually a statement as to performance by Fleet of certain of its obligations under the Subordinated Indenture and as to any Default in such performance. (Section 5.10)

                            DESCRIPTION OF WARRANTS

    Fleet may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with Debt Securities offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Fleet and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

    The Prospectus Supplement relating to a particular issue of Warrants will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) whether the Warrants represented by the Warrant certificates or Debt Securities that may be issued upon exercise of the Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States Federal income tax considerations; (n) the antidilution provisions of such Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Warrants; and (p) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    Fleet may sell Securities to or through underwriters, and also may sell Securities through agents (which are registered broker-dealers or banks) which may be affiliates.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities. Certain restrictions relating to the distribution of Securities in connection with an International Offering will be set forth in the applicable Prospectus Supplement.

    In connection with the sale of Securities, underwriters or agents acting on Fleet's behalf may receive compensation from Fleet or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Act and any discounts or commissions received by them and any profits on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter will be identified and any such compensation will be described in the applicable Prospectus Supplement.

    Under agreements which may be entered into by Fleet, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Fleet against certain liabilities, including liabilities under the Act, and to certain rights of contribution from Fleet.

    If so indicated in the applicable Prospectus Supplement, Fleet will authorize underwriters or other persons acting as Fleet's agents to solicit offers by certain institutions to purchase Debt Securities or Warrants from Fleet pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates stated in the applicable Prospectus Supplement. Each such contract will be for an amount not less than, and the aggregate amount of such securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Fleet. The obligations of any purchaser under any such contract will not be subject to any condition except that (1) the purchase of the Debt Securities or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Debt Securities or Warrants are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Debt Securities or Warrants not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, Fleet or one or more of its affiliates in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements of Fleet incorporated by reference in Fleet's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The validity of the Securities offered hereby will be passed upon for Fleet by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903.
V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly-owned subsidiary of Fleet, and beneficially owns 4,052 shares of Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE BASE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE BASE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEET OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE BASE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FLEET SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE BASE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT
Risk Factors...................................        S-2
Important Currency Exchange Information........        S-4
Description of Registered Notes................        S-4
Certain United States Federal Income Tax
 Consequences..................................       S-21
Plan of Distribution...........................       S-29

                  PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          2
Fleet Financial Group, Inc. ...................          3
Consolidated Ratios of Earnings to Fixed
 Charges.......................................          7
Use of Proceeds................................          7
Description of Debt Securities.................          8
Senior Debt Securities.........................         12
Subordinated Debt Securities...................         15
Description of Warrants........................         19
Plan of Distribution...........................         20
Experts........................................         20
Legal Opinions.................................         21

U.S.$2,000,000,000
FLEET FINANCIAL GROUP, INC.
SENIOR MEDIUM-TERM
NOTES, SERIES L
SUBORDINATED MEDIUM-
TERM NOTES, SERIES M
DUE NINE MONTHS
OR MORE FROM
DATE OF ISSUE

                                     [LOGO]

FLEET NATIONAL BANK
GOLDMAN, SACHS & CO.
MERRILL LYNCH & CO.
J.P. MORGAN & CO.
SALOMON BROTHERS INC
UBS SECURITIES

PROSPECTUS SUPPLEMENT
DATED NOVEMBER 10, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------